                                                                    EXHIBIT 99.1

PRESS RELEASE
Contact: William W. Moreton
         Chief Financial Officer
Phone:   (314) 633-7123


     PANERA BREAD REPORTS SYSTEM-WIDE COMPARABLE BAKERY-CAFE SALES INCREASED 5.5% FOR THE FOUR WEEKS ENDED OCTOBER 5, 2002 AND 5.1% FOR THE THIRD QUARTER


St. Louis, MO, October 24, 2002 -- Panera Bread Company (Nasdaq:PNRA) today reported that system-wide comparable bakery-cafe sales (excluding the one specialty bakery-cafe and closed locations) increased 5.5% for the four weeks ended October 5, 2002 and 5.1% for the twelve weeks ended October 5, 2002. The breakdown between company-owned and franchised bakery-cafes is as follows:

                                          For the Four             For the Twelve
                                          Weeks Ended                Weeks Ended
                                        October 5, 2002            October 5, 2002
                                        ---------------            ---------------
Company-owned                                 4.2%                      4.0%
Franchised                                    6.1%                      5.5%
Total System                                  5.5%                      5.1%

Average system-wide weekly sales (excluding the one specialty bakery-cafe and closed locations) increased 5.3% to $36,007 for the four weeks ended October 5, 2002 compared to $34,209 for the four weeks ended October 6, 2001. For the twelve weeks ended October 5, 2002 average system-wide weekly sales (excluding the one specialty bakery-cafe and closed locations) increased 4.9% to $35,533 from $33,880 for the twelve weeks ended October 6, 2001.

Panera Bread Company owns and franchises bakery-cafes under the Panera Bread and Saint Louis Bread Co. names. The company is a leader in the emerging specialty bread/cafe category due to its unique bread combined with a quick, casual dining experience. Additional information is available on the company's website, www.panerabread.com.


Matters discussed in this news release, including any discussion or impact, express or implied, on the Company's anticipated growth, operating results and future earnings per share contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The statements identified by the words "believe", "positioned", "estimate", "project", "target", "continue", "will", "intend", "expect", "future", "anticipates", and similar expressions express management's present belief, expectations or intentions regarding the Company's future performance. The Company's actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following: the availability of sufficient capital to the Company and the developers party to franchise development agreements with the Company; variations in the number and timing of bakery-cafe openings; public acceptance of new bakery-cafes; competition; national and regional weather conditions; changes in restaurant operating costs, particularly food and labor; and other factors that may affect retailers in general. These and other risks are discussed from time to time in the Company's SEC reports, including its Form 10-K for the year ended December 29, 2001.